Exhibit 99.1
                                                                 ------------
For additional information contact:
Richard B. Collins
President and Chief Executive Officer
(413) 787-1700


             UNITED FINANCIAL BANCORP, INC. TO COMMENCE SECOND-STEP
          CONVERSION AND OFFERING OF UP TO 12,937,500 SHARES OF COMMON
                              STOCK TO THE PUBLIC

WEST SPRINGFIELD, MASSACHUSETTS (October 15, 2007) - United Financial Bancorp, Inc. (Nasdaq Global Select: UBNK) (the "Company") announced today that it and United Mutual Holding Company, its mutual holding company, have received conditional approval from the Office of Thrift Supervision to commence its second-step conversion and offering. The Company also announced that the registration statement relating to the sale of common stock by United Financial Bancorp, Inc., its new Maryland corporation ("United Financial - Maryland"), was declared effective by the Securities and Exchange Commission.

The expected number of shares to be sold in the offering and issued in the share-for-share exchange to current stockholders is based on an independent appraisal of the market value of United Financial - Maryland at August 31, 2007, which ranged from $177.6 million to $240.3 million (subject to a 15% increase to $276.4 million). United Financial - Maryland is offering for sale the 53.8% ownership interest currently owned by United Mutual Holding Company in the Company, which is equivalent to between $95.6 million and $129.4 million, or 9,562,500 and 12,937,500 shares of common stock at $10.00 per share. United Financial - Maryland may increase the amount that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $148.8 million or 14,878,125 shares, as a result of market demand, regulatory considerations or changes in financial markets. At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of the Company will be exchanged for new shares of United Financial
- Maryland. The number of new shares of United Financial - Maryland that the public stockholders are expected to receive for each share of Company common stock will be between 1.04056 and 1.40782 shares, subject to a 15% increase to
1.61900 shares. The exchange ratio is intended to ensure that, after the conversion and offering, public stockholders will maintain the same ownership interest in United Financial - Maryland as they currently own in the Company (exclusive of any shares stockholders purchase in the offering). The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and the offering, United Financial - Maryland will be 100% owned by public stockholders.

The subscription and community offering is expected to begin on or about October 22, 2007, when offering and proxy materials will be mailed to eligible depositors of United Bank, the savings bank subsidiary of the Company. Proxy

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materials will be mailed to stockholders  of the Company  eligible to vote on or about October 22, 2007. A syndicated offering of unsubscribed shares to the general public is expected to begin at a later date. Completion of the conversion and offering is subject to, among other things, the receipt of final regulatory approval of the Office of Thrift Supervision, and the approval and ratification of the plan of conversion by the depositors of United Bank and the public stockholders of the Company, other than United Mutual Holding Company.

The Stock Information Center is expected to open on October 24, 2007. The Stock Information Center's telephone number is (413) 788-3333.

Keefe, Bruyette & Woods, Inc. is assisting United Financial - Maryland in selling its common stock in the subscription offering on a best efforts basis. Keefe, Bruyette & Woods, Inc. will also act as lead manager for the syndicated offering, which also will be conducted on a best efforts basis. Neither Keefe, Bruyette & Woods, Inc. nor any other member of the syndicate group will be required to purchase any shares in the offering.

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., is serving as special counsel to the Company, United Mutual Holding Company, United Financial - Maryland and United Bank for the conversion and offering. Lord Bissell & Brook LLP is serving as counsel to Keefe, Bruyette & Woods, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a federally chartered savings bank headquartered in West Springfield, Massachusetts that had $1.0 billion in assets at June 30, 2007. United Bank was originally founded in 1882, as a Massachusetts-chartered cooperative bank. In July 2005, United Financial Bancorp, Inc. completed its initial public stock offering. Investors may obtain additional information about United Financial Bancorp, Inc. on the Internet at www.bankatunited.com, under the Investor
Relations section.                    --------------------

This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated exchange ratio, the anticipated size of the offering and the offering timetable. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of United Financial Bancorp, Inc. and United Bank, and changes in the securities markets.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is made only by the prospectus. The securities are not savings accounts or

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savings  deposits,  may lose  value and are not  insured  or  guaranteed  by the
Federal Deposit Insurance Corporation or any government agency.